Exhibit (d)(24)

2016 EQUITY INCENTIVE PLAN

NONQUALIFIED

OPTION AWARD AGREEMENT

NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”), dated as of [             ], 20[     ] (the “Grant Date”), by and among PRIME SECURITY SERVICES PARENT, INC., a Delaware corporation (the “Company”), and [NAME] (the “Optionee”).

WHEREAS, the Company, acting through a Committee (as defined in the Company’s 2016 Equity Incentive Plan (the “Plan”)) with the consent of the Executive Committee of the Company’s Board of Directors, has granted to the Optionee, effective as of the date of this Agreement, an option under the Plan to purchase a number of shares of Common Stock (as defined in the Plan) on the terms and subject to the conditions set forth in this Agreement and the Plan;

NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

Section 1.    The Plan. The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety (including, without limitation, the provisions of Articles V and IX). In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan may be obtained from the Company by the Optionee upon request. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan and in Annex I attached hereto.

Section 2.    Option; Option Price. On the terms and subject to the conditions of the Plan and this Agreement, the Optionee shall have the option (the “Option”) to purchase Shares pursuant to the Tranche A option (the “Tranche A Option”) and the Tranche B option (the “Tranche B Option”), at the price per Share (the “Option Price”) and in the amounts set forth on the signature page hereto. Payment of the Option Price may be made in the manner specified by Section 5.9 of the Plan. The Option is not intended to qualify for federal income tax purposes as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided in Section 8 of this Agreement, the Option shall remain exercisable as to all Vested Options (as defined in Section 4) until the expiration of the Option Term (as defined in Section 3). Except as otherwise provided in Section 4 of this Agreement, upon a Termination of Relationship, the unvested portion of the Option (i.e., that portion that does not constitute Vested Options) shall terminate.

Section 3.    Term. The term of the Option (the “Option Term”) shall commence on the Grant Date and expire on the tenth anniversary of the Grant Date, unless the Option shall have been terminated sooner in accordance with the terms of the Plan (including, without limitation, Section 5.7 of the Plan) or this Agreement.

Section 4.    Vesting. Subject to the Optionee’s continued employment or other service relationship with the Company or its Subsidiaries through each applicable vesting date, the Option shall become non-forfeitable (when the Option becomes non-forfeitable, a “Vested Option”) and shall become exercisable according to the following provisions:

(a)    [                      ] ([    ]%) of the Tranche A Option shall become a Vested Option and shall become exercisable on each of the first [                     ] anniversaries of [             ], 20[     ]; provided, however, that the entire Tranche A Option shall immediately become a Vested Option and shall become exercisable on the six (6) month anniversary of a Change in Control; provided, further, that if a Termination of Relationship occurs within six (6) months following a Change in Control and such termination is (A) as a result of the Optionee’s resignation for Good Reason or (B) by TopCo Parent, the Company or any of their Subsidiaries without Cause (other than due to death or Disability), the entire Tranche A Option shall immediately become a Vested Option and shall become exercisable as of the date of such Termination of Relationship and shall remain outstanding pursuant to the provisions of Section 8(a). The proceeds from any transaction resulting in a Change in Control that relate to the unvested portion of the Tranche A Option shall be held in escrow for the Optionee’s benefit from the date of the Change in Control through the date on which the Optionee either vests or forfeits such unvested portion of the Tranche A Option.

(b)    The Tranche B Option shall become a Vested Option and shall become exercisable as follows:

(i)    Fifty percent (50%) of the Tranche B Option shall become a Vested Option and shall become exercisable as of any Measurement Date as of which Apollo has achieved a MOIC of at least [                     ] ([                     ]), as calculated by the Committee; and

(ii)    One hundred percent (100%) of the Tranche B Option shall become a Vested Option and shall become exercisable as of any Measurement Date as of which Apollo has achieved a MOIC of at least [                     ] ([                     ]), as calculated by the Committee;

provided, however, that in the event that a Realization Event occurs on or prior to [             ], 20[     ], (A) fifty percent (50%) of the Tranche B Option shall become a Vested Option and shall become exercisable if Apollo has achieved on or prior to such date, an IRR of at least [                     ] percent ([     ]%) and (B) one hundred percent (100%) of the Tranche B Option shall become a Vested Option and shall become exercisable if Apollo has achieved on or prior to such date, an IRR of at least [                     ] ([     ]%), in each case as calculated by the Committee.

(c)    Notwithstanding anything contained herein to the contrary, the Option shall cease vesting as of the date of the Optionee’s Termination of Relationship with TopCo Parent, the Company or any of their Subsidiaries for any reason and no portion of the Option that is not a Vested Option as of such time shall become a Vested Option thereafter (i.e., the portion of the Option that is not a Vested Option shall be forfeited immediately); provided, that, (i) if prior to [             ], 20[●], the Optionee experiences a Termination of Relationship (A) as a result of his resignation for Good Reason or (B) by TopCo Parent, the Company or any of their Subsidiaries without Cause (other than due to death or Disability), an additional [                     ] of the Tranche A Option shall vest as of the effective date of such Termination of Relationship (the cumulative vested percentage of the Tranche A Option as of a Termination of Relationship after giving effect to such additional vesting is referred to as the “Vested Percentage at Termination”) and (ii) if during the one (1) year period immediately following a Termination of Relationship (A) as a result of his resignation for Good Reason or (B) by TopCo Parent, the Company or any of their Subsidiaries without Cause (other than due to death or Disability), all or any portion of the Tranche B Option would have vested had the Optionee’s employment or service not been terminated, then he or she will also be deemed vested as of the applicable Measurement Date or Realization Event in a percentage of the Tranche B Option equal to the product of (A) the percentage of the Tranche B Option that would have vested had the Optionee’s employment or service had not been terminated multiplied by (B) the Vested Percentage at Termination. Notwithstanding any of the foregoing to the contrary, in the event that the Optionee experiences a Termination of Relationship for Cause, all Options then held by the Optionee (whether vested or unvested) shall immediately be forfeited. All decisions by the Committee with respect to any calculations pursuant to this Section (absent manifest error) shall be final and binding on the Optionee.

Section 5.    Restrictive Covenants. Without limiting the generality of Section 1, the Optionee acknowledges and agrees that by accepting the Options issued hereunder, the Optionee shall be bound by, and shall abide by the Restrictive Covenants.

Section 6.    Restriction on Transfer. The Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Optionee and may be exercised during the lifetime of the Optionee only by the Optionee. If the Optionee dies, the Option shall thereafter be exercisable, during the period specified in Section 8 of this Agreement, by his or her executors or administrators to the full extent to which the Option was exercisable by the Optionee at the time of his or her death. The Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect. Upon the exercise of an Option, to the extent such Optionee is not then a party to the Management Investor Rights Agreement, the Optionee shall deliver to the Company an Adoption Agreement, in form and substance satisfactory to the Committee, pursuant to which the Optionee agrees to become a party to the Management Investor Rights Agreement.

Section 7.    Optionee’s Employment or Other Service Relationship. Nothing in the Option shall confer upon the Optionee any right to continue the Optionee’s employment or other service relationship with the Company or any of its Affiliates or interfere in any way with the right of the Company or its Affiliates or stockholders, as the case may be, to terminate the Optionee’s employment or other service relationship with the Company or its Affiliates or to increase or decrease the Optionee’s compensation at any time. The grant of the Option is a one-time benefit and does not create any contractual or other right to receive any other grant of other Awards under the Plan in the future. The grant of the Option does not form part of the Participant’s entitlement to remuneration or benefits in terms of his or her employment or other service relationship with the Company or any Subsidiary.

Section 8.    Termination.

(a)    Following a Termination of Relationship, the Option shall automatically terminate without consideration and shall become null and void and be of no further force and effect upon the earliest of:

(i)    The tenth anniversary of the Grant Date;

(ii)    The first anniversary of any Termination of Relationship of the Optionee due to the Optionee’s death or by the Company due to the Optionee’s Disability or, with respect to any Tranche B Option that vests following such Termination of Relationship in accordance with Section 4(c) above, the 30th day following the applicable vesting date, if later;

(iii)    The 30th day following any Termination of Relationship of the Optionee for any reason other than by the Company for Cause or due to the Optionee’s Disability, and other than due to the Optionee’s death or, with respect to any Tranche B Option that vests following such Termination of Relationship in accordance with Section 4(c) above, the 30th day following the applicable vesting date, if later; and

(iv)    The date of the Termination of Relationship of the Optionee by the Company for Cause.

(b)    As more fully described in the Management Investor Rights Agreement, Option Shares acquired upon the exercise of Vested Options may be repurchased by the Company following a Termination of Relationship as follows:

(i)    If the Termination of Relationship of the Optionee is by the Company without Cause or due to the Optionee’s Disability, due to the Optionee’s death, or by the Optionee for any reason (other than at a time when the Company had Cause to terminate the Optionee’s employment or service) all of the Optionee’s Option Shares may be repurchased for their Fair Market Value as of the date of repurchase; and

(ii)    If the Termination of Relationship of the Optionee is by the Company for Cause or at a time when the Company had Cause to terminate the Optionee’s employment or service or is due to the Optionee’s material breach of any restrictive covenant applicable to such Optionee, all of the Optionee’s Option Shares may be repurchased for the lesser of (x) the Option Price paid by the Optionee for such Option Shares and (y) the Fair Market Value of such Option Shares as of the date of repurchase.

Section 9.    Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally recognized overnight courier, by facsimile, by email, or by registered or certified mail, return receipt requested and postage prepaid. Notices shall be directed, if to the Optionee, at the Optionee’s address set forth on the signature page hereto or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith, or if to the Company, at the Company’s principal executive office. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of nationally recognized overnight courier, on the next business day after the date sent, (c) the case of facsimile transmission, when received (or if not sent on a business day, on the next business day after the date sent), (d) in the case of email, when transmitted via email (in each case, if no “system error” or other notice of non-delivery is generated) to the applicable party and its legal counsel set forth below, and (e) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 10.    Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

Section 11.    Optionee’s Undertaking. The Optionee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the express provisions of this Agreement and the Plan.

Section 12.    Modification of Rights. The rights of the Optionee are subject to modification and termination in certain events as provided in this Agreement and the Plan (with respect to the Options granted hereby). Notwithstanding the foregoing, the Optionee’s rights under this Agreement and the Plan may not be impaired without the Optionee’s consent.

Section 13.    Governing Law; Consent to Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(b)    Each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, or in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware state court sitting in New Castle County, in connection with any matter based upon or arising out of this Agreement or the actions of the parties hereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement in any court other than the courts of the State of Delaware, as described above. Each party to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which a party hereto is entitled pursuant to the final judgment of any court having jurisdiction.

Section 14.    Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

Section 15.    Entire Agreement. This Agreement, the Plan (and the other writings referred to herein), and the Management Investor Rights Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

Section 16.    Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 17.    Enforcement. In the event the Company or the Optionee institutes litigation to enforce or protect its rights under this Agreement or the Plan, each party shall be solely responsible for all attorneys’ fees, out-of-pocket costs and disbursements it incurs relating to such litigation.

Section 18.    Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent that it may legally and effectively do so, trial by jury in any suit, action or proceeding arising hereunder.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Non-Qualified Stock Option Agreement as of the date first written above.

PRIME SECURITY SERVICES PARENT, INC.

By:
Name:
Title:

OPTIONEE

Residence Address:

Number of Shares of Common Stock

subject to Tranche A Option: [●]

Number of Shares of Common Stock

subject to Tranche B Option: [●]

Option Price for Tranche A Option: $[●]

Option Price for Tranche B Option: $[●]

ANNEX I

DEFINITIONS

“Capital Contribution” shall mean, with respect to each Partner or holder of a warrant to purchase Class A-1 Units, as permitted by the Partnership Agreement (each, a “Warrantholder”), as applicable, the total amount of cash and the Fair Market Value (as determined in accordance with the Partnership Agreement) of property contributed or deemed to have been contributed (as applicable) to TopCo Parent by such Partner or Warrantholder, as applicable, pursuant to the terms of the Partnership Agreement; provided, that with respect to a holder of any Class A-2 Units set forth on Exhibit D to the Partnership Agreement, “Capital Contribution” shall include the value set forth on such holder’s election under Section 83(b) of the Code with respect to such Class A-2 Units.

“Class A Units” means Class A-1 Units and Class A-2 Units of TopCo Parent.

“Class A-1 Unit” means a Partnership Interest in TopCo Parent designated as a Class A-1 Unit.

“Class A-2 Unit” means a Partnership Interest in TopCo Parent designated as a Class A-2 Unit.

“Invested Capital” means with respect to a Class A Unit, the aggregate amount of Capital Contributions (or a portion thereof with respect to a partial disposition) made or deemed made by a holder of such Class A Unit in respect of such Class A Unit, minus cumulative amounts distributed to such holder pursuant to Section 12(a)(i) of the Partnership Agreement. Any reference to the Invested Capital of a holder will include the Invested Capital of a predecessor holder of such holder’s Class A Units to the extent that the Invested Capital was made in respect of Class A Units transferred to such holder.

“IRR” means with respect to each Class A-1 Unit, as of the time of determination, an actual annual pre-tax return of the specified percentage, compounded annually, on the Invested Capital relating to such Class A-1 Unit. IRR with respect to each Class A-1 Unit shall be calculated (x) assuming that (A) the Capital Contributions with respect to such Invested Capital relating to such Class A-1 Unit were contributed to TopCo Parent on the date that such Class A-1 Unit was issued, and (B) all amounts received (including distributions) by the holder of such Class A-1 Unit in respect of such Class A-1 Unit have been made on the date actually paid by TopCo Parent, and (y) using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating IRR proposed by TopCo Parent and reasonably acceptable to Prime Security Services TopCo Parent GP, LLC, a Delaware limited liability company and general partner of TopCo Parent).

“Measurement Date” means each date on of which Apollo receives cash distributions and/or cash proceeds in respect of Class A-1 Units.

“MOIC” means as of any Measurement Date, the ratio of (x) the amount of all actual cash proceeds or cash distributions received by Apollo in respect of the Class A-1 Units held by Apollo, to (y) the amount of Apollo’s Invested Capital; provided, however that for the purposes of this clause (y), the amount of Apollo’s Invested Capital shall not be reduced by distributions.

“Partners” shall mean (x) the Persons listed as limited partners of TopCo Parent on the ledger maintained by TopCo Parent, each in its capacity as a limited partner of TopCo Parent and (y) Prime Security Services TopCo Parent GP, LLC, a Delaware limited liability company (the “General Partner”).

“Partnership Agreement” means the Fourth Amended and Restated Limited Partnership Agreement of TopCo Parent, dated November 7, 2016 (as amended or supplemented from time to time).

“Partnership Interest” shall mean (a) a Partner’s entire interest in TopCo Parent, including such Partner’s economic interest, the right to vote on TopCo Parent matters or, if the General Partner, participate in TopCo Parent’s management, and the right to receive information concerning the business and affairs of TopCo Parent, in each case, to the extent expressly provided in the Partnership Agreement or required by the Delaware Revised Uniform Limited Partnership Act and (b) any interest in any other entity or entities created through any reorganization of TopCo Parent.

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